Exhibit 5.4

9th  June 2010

Viking Geophysical Services, Ltd.

First Floor

King’s Court

Bay Street

P. O. Box N-3944

Nassau, Bahamas

Ladies and Gentleman,

Re:	(1) TransAtlantic Petroleum Ltd. Registration Statement on Form S-3/Subsidiary Guarantee

(2)	Exhibit to Registration Statement: Opinion on Proposed Corporate Guarantee of Debt Securities between Viking Geophysical Services, Ltd. and TransAtlantic Petroleum Ltd.

We have acted as special Bahamian Counsel to Viking Geophysical Services, Ltd. (“the Subsidiary Guarantor”), a corporation organized under the laws of The Bahamas and a subsidiary of TransAtlantic Petroleum Ltd. (“the Company”), in connection with a proposed guarantee of Debt Securities (defined below) to be executed by the Subsidiary Guarantor in favour of the Company (the “proposed Guarantee”).

The Company is a registrant with the United States Securities and Exchange Commission under the United States Securities Act of 1993, as amended (“the Securities Act”), of Debt Securities offered by the Company and guarantees of debt securities offered by the Subsidiary Guarantor and such other of the Company’s direct and indirect subsidiaries to the extent listed as co-registrants in the Registration Statement (defined below).

King’s Court

Bay Street, Nassau, Bahamas

P.O. Box N1741

(242) 322-4434 Tel

(242) 322-5571 Fax

www.bethelllegal.com

The proposed Guarantee is to be offered pursuant to Rule 415 under the Securities Act by the Subsidiary Guarantor for the purpose of guaranteeing the obligations of the Company in connection with the delayed or continuous offering and sale from time to time of debt securities by the Company, which may be senior or subordinated in payment and may be issued in one or more series (the “Debt Securities”).

The aggregate public offering price of the Debt Securities to be offered and sold by the Company pursuant to the registration statement on Form S-3 (the “Registration Statement”), to which this opinion is an exhibit, will not exceed US $300,000,000. The Debt Securities will be offered in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to the prospectus (each a “Prospectus Supplement”) contained in the Registration Statement.

We confirm that we are Bahamian counsel practising and qualified to practise law in the Commonwealth of The Bahamas and are fully qualified to give this opinion.

Documents Examined

For the purpose of giving this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	A certified copy of the Certificate of Incorporation, Memorandum and Articles of Association, and similar organisational documents of the Subsidiary Guarantor;

2.	The Registration Statement and all amendments and exhibits thereto;

3.	The minutes and records of the limited liability company proceedings, as applicable, of the Subsidiary Guarantor; and

4.	Such other certificates, instruments, records and documents as we considered appropriate for the purposes of the opinions hereafter expressed.

As to certain matters, we have been furnished with and have relied upon such certificates and assurances from Bahamian public officials, as we have deemed necessary.

Assumptions

For the purposes of this opinion, in making the forgoing examinations we have assumed:

a.	the authenticity and completeness of all documents, the genuineness of all signatures on originals or copies and the conformity to original documents submitted to us as certified or reproduction copies or drafts;

b.	the accuracy of any and all representations of fact expressed in or implied by the documents; when relevant facts were not independently established, we have relied upon representations and warranties made in such documents, records, certificates, instruments or representations furnished or made available to us by the Company and the Subsidiary Guarantor;

c.	we have assumed that the Company and the Subsidiary Guarantor will continue to exist and remain in good standing in accordance with all applicable requirements;

d.	the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective;

e.	a Prospectus Supplement will have been prepared and filed with the United States Securities and Exchange Commission properly describing the Debt Securities thereby in accordance with all applicable requirements;

f.	no stop order of the United States Securities and Exchange Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any Prospectus Supplement will have been issued;

g.	the prospectus contained in the Registration Statement and any required Prospectus Supplement will have been delivered to the purchaser of the Debt Securities as required in accordance with applicable law;

h.	all Debt Securities will be issued and sold in compliance with applicable federal, state and other laws and in the manner stated in the Registration Statement, or any amendment thereto, along with any applicable Prospectus Supplement;

i.	any applicable Indenture and Indenture Supplement entered into in connection with the issuance of Debt Securities will comply with applicable law and be enforceable in all respects in accordance with its terms;

j.	the Debt Securities will have been validly issued in accordance with all applicable legal requirements;

k.	in connection with the proposed Guarantee, any applicable guarantee agreement will have been executed and delivered by all applicable parties and will be in accordance with all applicable legal requirements;

l.	to the extent required in connection with any distribution, a definitive purchase, underwriting or similar agreement with respect to any Debt Securities offered will have been duly authorised and validly executed and delivered by the Company, the Subsidiary Guarantor and such other parties thereto and will be enforceable obligations of the parties thereto;

m.	that there is no rule of law (including any rule of public policy) of any jurisdiction outside The Bahamas which would affect any matter on which we have expressed an opinion below; and

n.	that the information disclosed by the Bahamian Companies Registry search was accurate as of the date on which they were made. The information has not been altered and the search did not fail to disclose any information which had not been delivered for registration but did not appear from the information available at the time they were made or which ought to have been so delivered and no additional matters would have been disclosed by the searches having been carried out since that time.

Enforceability

The opinion expressed below concerning, in particular, the enforceability of the proposed Guarantee is, to the extent that the laws of The Bahamas might apply, subject to the following qualifications:

A.	The enforcement of the proposed Guarantee may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation laws, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances, and (iii) similar laws relating to the enforcement of creditors rights generally.

B.	The opinions are subject to the effect of general principles of equity, including (without limitation) concepts of reasonableness, good faith and fair dealing, general matters of public policy and other similar doctrines affecting enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

C.	In rendering the opinions, we have assumed that, at the time of the sale of the Debt Securities (i) the resolutions of the Board of Directors or similar governing body as reflected in the minutes and proceedings of the Subsidiary Guarantor referred to above, will not have been modified or rescinded, (ii) there will not have occurred any change in the laws affecting the authorisation, execution, delivery, issuance, sale, ranking, validity or enforceability of the Debt Securities, and (iii) none of the particular terms of a series of Debt Securities will violate any applicable law and neither the issuance and sale thereof, nor the compliance by the Subsidiary Guarantor with the terms thereof, will result in a violation of any instrument then binding upon the Subsidiary Guarantor or any order of any court or governmental body having jurisdiction over the Subsidiary Guarantor.

D.	Claims may be barred under the laws relating to the prescription and limitation of actions or may become subject to the general doctrine of estoppels in relation to representations, acts or omissions of any relevant party or may become subject to the defences of set-off or to counterclaims.

E.	Obligations or liabilities of the Subsidiary Guarantor otherwise than for the payment of money may not be enforceable in a Bahamian court by way of such equitable remedies as injunction or specific performance which remedies are in the discretion of such court and may be subject to equitable defenses.

F.	The enforcement of the obligations of the parties in the proposed Guarantee may be limited by the provisions of Bahamian law applicable to the proposed Guarantee agreement held to have been frustrated by events happening after its execution.

G.	Where any party to the proposed Guarantee is vested with discretion or may determine a matter in its opinion, the Bahamian court may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

H.	The courts of The Bahamas may decline to accept jurisdiction in an action where it determines that a court of competent jurisdiction has already made a determination of the relevant matter or where there is litigation pending in respect thereof in another jurisdiction or it may stay proceedings if concurrent proceedings are instituted elsewhere.

I.	Any provision of the proposed Guarantee that certain calculations or certificates will be conclusive and binding will not necessarily prevent judicial enquiry as a Bahamian court may review the ground on which such calculation, determination or certification is made or given.

J.	Any provision of the proposed Guarantee requiring any party to pay interest on overdue amounts in excess of the rate (if any) payable on such amounts before they become overdue or to pay any additional amounts on prepayment of any sums due or to pay sums on breach of any agreement other than such as represent a genuine pre-estimate of loss may be unenforceable if held by a Bahamian court to be a penalty.

K.	Information available in the public registers in The Bahamas is limited and in particular, there is no mandatory requirement under Bahamian law for a charge or other security interest over the shares or assets of the Subsidiary Guarantor to be filed at the office of the Registrar of Companies.

Except as specifically expressed herein, we make no comment with regard to any representation or warranties, which may be made by the parties to the proposed Guarantee or otherwise.

Opinions

We confirm once more that we are qualified to practice law in The Bahamas and do not purport to be experts on, or to express any opinion concerning, any laws other than the laws of The Bahamas. This opinion is based upon the laws of The Bahamas in effect at the date hereof. Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that when:

a.	the Debt Securities have been duly established in conformity with the applicable Indenture and Indenture Supplement (including without limitation, the adoption by the Board of Directors of the Company of a resolution duly authorizing the issue and delivery of the Debt Securities in form and content as required by applicable law) and duly authenticated by the trustee under the applicable Indenture and Indenture Supplement;

b.	the trustee under the applicable Indenture and Indenture Supplement is qualified to act as trustee under such Indenture and Indenture Supplement;

c.	the applicable Indenture and Indenture Supplement have been duly executed and delivered by the Company, the Subsidiary Guarantor, such other of the Company’s direct or indirect subsidiaries as may be applicable, and the trustee thereunder becoming enforceable obligations of the parties thereto;

d.	the Board of Directors of the Subsidiary Guarantor have duly authorised a resolution authorizing the execution, delivery, and performance of the proposed Guarantee;

e.	the Guarantee has been duly established (including, without limitation, due adoption by the Board of Directors of the Subsidiary Guarantor of a resolution duly authorizing the issuance and delivery of the Guarantee in form and content as required by applicable law); and

f.	such Guarantee has been duly executed and delivered on behalf of the Subsidiary Guarantor in accordance with the provisions of the applicable Indenture and Indenture Supplement and in accordance with any governing agreement;

the Guarantee will constitute a binding obligation of the Subsidiary Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the Caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

BETHELL LEGAL

/s/ Reno Bethell

Reno Bethell